EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES RECORD EARNINGS
FOR ITS 192ND YEAR OF OPERATION IN 2007

York, Pennsylvania, March 10, 2008:  The York Water Company’s (Nasdaq: YORW) President, Jeffrey R. Hines, announced today that the Company posted its highest ever operating revenues, net income, and dividends in 2007.  Improved revenues, net income, and dividends are attributed to an increase in the customer base and increased rates, which became effective September 15, 2006.  Earnings per share were $0.01 lower in 2007 compared to 2006 due to dilution associated with a December 2006 stock offering.  Both net income and earnings per share were impacted by higher operating expenses including depreciation, wages and pension expense.

President Hines reported that the operating revenues of $31,433,000 were up 9.7% and that net income of $6,414,000 increased 5.3% compared to 2006.  In 2007 dividends declared were increased to $0.475 per share, a 4.6% increase over 2006 and the 11th consecutive annual dividend increase. This is the 192nd consecutive year that dividends have been distributed.

During the year, the Company incurred over $19.7 million on construction projects and the acquisition of the Abbottstown Borough Water System.  The majority of the construction expenditures were for production and distribution system expansion, improvements, and replacements.  During 2007 the Company installed, acquired, and replaced approximately 148,000 feet of pipe to extend and improve its distribution system.

Operating revenues for the fourth quarter increased $443,000 or 6.0% over the fourth quarter of 2006.  Net income for the fourth quarter increased $43,000 or 2.6% compared to the fourth quarter of 2006.  The primary contributing factors to the increase in net income were higher operating revenues due to an increase in the customer base and the rate increase, partially offset by increased operating expenses.

	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2007	2006	2007	2006
Operating Revenues	$7,806	$7,363	$31,433	$28,658
Net Income	$1,670	$1,627	$ 6,414	$ 6,091
Average Number of Common Shares Outstanding	11,248	10,648	11,226	10,475
Basic Earnings Per Common Share	$ 0.15	$ 0.15	$ 0.57	$ 0.58
Dividends Paid Per Common Share	$0.121	$0.118	$ 0.475	$ 0.454